EXHIBIT 99(j)(2)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 26, 2002, relating to the financial statements and financial highlights which appears in the April 30, 2002 Annual Report to Shareholders of Orbitex Info-Tech and Communications Fund, Orbitex Health & Biotechnology Fund, Orbitex Energy & Basic Materials Fund and Orbitex Financial Services Fund (4 of the portfolios constituting the Orbitex Group of Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Additional Information - Independent Auditors" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
December 26, 2002